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Exhibit 4.4

FORM OF WARRANT AGREEMENT

        This Warrant Agreement (the "Agreement") made as of May 24, 2007, between Vantage Drilling Company, a Cayman Islands exempted company, with offices at c/o M&C Corporate Services Limited, PO Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands (the "Company"), and Continental Stock Transfer & Trust Company, a New York corporation, with offices at 17 Battery Place, New York, New York 10004 (the "Warrant Agent").

        WHEREAS, the Company is engaged in a public offering (the "Public Offering") of units of the Company (the "Units"), each Unit consisting of one share of common stock, par value $.001 per share, of the Company (the "Common Stock") and one warrant exercisable for one share of Common Stock, and in connection therewith, has determined to issue and deliver (i) up to 34,500,000 Warrants (the "Public Warrants") to the public investors and (ii) up to 1,250,000 Warrants to Deutsche Bank Securities Inc. ("Deutsche Bank") or its designees (the "Representative's Warrants" and, together with the Public Warrants and the Private Warrants (as defined below), the "Warrants"), in each case subject to adjustments as described herein;

        WHEREAS, the Company has filed, with the Securities and Exchange Commission (the "Commission"), a registration statement, No. 333-138565, on Form S-1 (the "Registration Statement") for the registration, under the Securities Act of 1933, as amended (the "Act"), of, among other securities, the Public Warrants and the Representative's Warrants and the Common Stock issuable upon exercise of the Public Warrants and the Representative's Warrants;

        WHEREAS, the Company is issuing (i) 375,000 Units, each such Unit consisting of one share of Common Stock and one warrant exercisable for one share of Common Stock (all such warrants collectively, the "Founder Unit Warrants"); and (ii) 3,000,000 warrants exercisable for one share of Common Stock (all such warrants collectively the "Founder Warrants" and, together with the Founder Unit Warrants, the "Private Warrants"), which Private Warrants will be identical to the Public Warrants, subject to certain exceptions, as set forth in the Registration Statement;

        WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption, exercise and cancellation of the Warrants;

        WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights and immunities of the Company, the Warrant Agent and the holders of the Warrants; and

        WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the legally valid and binding obligations of the Company, and to authorize the execution and delivery of this Agreement.

        NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

        1.    Appointment of Warrant Agent.    The Company hereby appoints the Warrant Agent to act as agent for the Company for the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.

        2.    Warrants.

          2.1    Form of Warrant.    Each Warrant shall be issued in registered form only, shall be in substantially the form of Warrant attached hereto as Exhibit A, the provisions of which are incorporated herein, and shall be signed by, or bear the facsimile signature of, (i) the Chairman of the Board, the Chief Executive Officer or the President, and (ii) the Treasurer, Secretary or Assistant Secretary of the Company, and shall bear a facsimile of the Company's seal. In the event the person whose facsimile signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.

          2.2    Effect of Countersignature.    Unless and until countersigned by the Warrant Agent pursuant to this Warrant Agreement, a Warrant shall be invalid and of no effect and may not be exercised by the holder thereof.

          2.3    Registration.

            2.3.1    Warrant Register.    The Warrant Agent shall maintain books ("Warrant Register"), for the registration of the original issuance and registration of transfers of the Warrants. Upon the initial issuance of the Warrants, the Warrant Agent shall issue and register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company.

            2.3.2    Registered Holder.    Prior to due presentment for registration of transfer of any Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such Warrant shall be registered upon the Warrant Register ("registered holder"), as the absolute owner of such Warrant and of each Warrant represented thereby (notwithstanding any notation of ownership or other writing on the warrant certificate made by anyone other than the Company or the Warrant Agent), for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

          2.4    Detachability of Warrants.    The securities comprising the Units will be separately transferable the first business day following the date of consummation (the "Closing Date") of the Business Combination, as defined below.

          2.5    The Private Warrants and Representative's Warrants.    The Representative's Warrants shall have the same terms and be in the same form as the Public Warrants except (i) with respect to the Warrant Price as set forth below in Section 3.1 hereof and (ii) the Representative's Warrants may be exercised on cashless basis. The Private Warrants shall have the same terms and be in the same form as the Public Warrants except (i) with respect to the restrictions on transferability pursuant to Section 5.6 of that certain securities escrow agreement (the "Escrow Agreement") of even date herewith and (ii) the Private Warrants are not subject to redemption as set forth in Section 6.5 hereof.

        3.    Terms and Exercise of Warrants.

          3.1    Warrant Price.    Each Public Warrant and each Private Warrant shall, when countersigned by the Warrant Agent, entitle the registered holder thereof, subject to the provisions of such Public Warrant or Private Warrant and of this Agreement, to purchase from the Company the number of shares of Common Stock stated therein, at the price of $6.00 per whole share, subject to the adjustments provided in Section 4 hereof and in the last sentence of this Section 3.1. Each Representative's Warrant shall, when countersigned by the Warrant Agent, entitle the registered holder thereof, subject to the provisions of such Representative's Warrant and of this Agreement, to purchase from the Company the number of shares of Common Stock stated therein, at the price of $7.20 per whole share, subject to the adjustments provided in Section 4 hereof and in the last sentence of this Section 3.1. The term "Warrant Price" as used in this Agreement refers to the price per share at which Common Stock may be purchased at the time a Warrant is exercised. The Company, in its sole discretion, may lower the Warrant Price at any time prior to the Expiration Date (as defined below); provided, however, that any change in the Warrant Price must apply equally to all of the Warrants, except that any amendment to the term of the Representative's Warrants shall be subject to any limitations and conditions that may be imposed by NASD

  Corporate Finance Rule 2710, and provided further that any reduction in Warrant Price shall remain in effect for at least twenty (20) business days.

          3.2    Duration of Warrants.    Except as set forth in this Section 3.2, a Warrant may be exercised only during the period ("Exercise Period") commencing on the later of (i) the completion of the initial acquisition by the Company of one or more assets or operating businesses through a merger, capital stock exchange, asset or stock acquisition, exchangeable share transaction, joint venture or other similar business combination ("Business Combination"), as described more fully in the Company's Registration Statement and (ii) May 24 2008, and terminating at 5:00 p.m., New York City time, on the earlier to occur of (i) May 24 2011 and (ii) the date fixed for redemption of the Warrants as provided in Section 6 of this Agreement ("Expiration Date"). Notwithstanding the foregoing, the Private Warrants (i) may not be sold or otherwise transferred until that date which is one year following the date upon which the Company consummates an initial Business Combination and (ii) will not be subject to redemption so long as they are held by the founders. Except with respect to the right to receive the Redemption Price (as set forth in Section 6 hereunder), each Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at the close of business on the Expiration Date. The Company, in its sole discretion, may extend the duration of the Warrants by delaying the Expiration Date; provided, however, that any such extension of the duration of the Warrants shall apply equally to all of the Warrants, except that any amendment to the terms of the Representative's Warrants shall be subject to any limitations and conditions that may be imposed by NASD Corporate Finance Rule 2710. Should the Company wish to extend the Expiration Date of the Warrants, the Company shall provide at least twenty (20) days advance notice to the American Stock Exchange of such extension.

        Notwithstanding the foregoing, a Warrant can expire unexercised regardless of whether a registration statement is current under the Act with respect to the Common Stock issuable upon exercise of the Warrants.

          3.3    Exercise of Warrants.

            3.3.1    Payment.    Subject to the provisions of the Warrant and this Warrant Agreement, a Warrant, when countersigned by the Warrant Agent, may be exercised by the registered holder thereof by surrendering it, at the office of the Warrant Agent, or at the office of its successor as Warrant Agent, in the Borough of Manhattan, City and State of New York, with the subscription form, as set forth in the Warrant, duly executed, and by paying in full, in lawful money of the United States, in cash, good certified check or good bank draft payable to the order of the Company (or as otherwise agreed to by the Company), the Warrant Price for each whole share of Common Stock as to which the Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Warrant, the exchange of the Warrant for the Common Stock, and the issuance of the Common Stock.

            3.3.2    Issuance of Certificates.    As soon as practicable after the exercise of any Warrant and the clearance of the funds in payment of the Warrant Price, the Company shall issue to the registered holder of such Warrant a certificate or certificates representing the number of full shares of Common Stock to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it, and, if such Warrant shall not have been exercised in full, a new countersigned Warrant for the number of shares as to which such Warrant shall not have been exercised.

            3.3.3    Limitations.    Notwithstanding the foregoing, and except with respect to the Private Warrants, the Company shall not be obligated to deliver any shares of Common Stock pursuant to the exercise of a Warrant and shall have no obligation to settle the Warrant exercise unless a registration statement under the Act with respect to the shares of Common

    Stock underlying a Warrant is effective and a current Prospectus is on file with the Commission. Except with respect to the Private Warrants, in the event that a registration statement with respect to the shares of Common Stock underlying a Warrant is not effective under the Act or a current Prospectus in not on file with the Commission, the holder of such Warrant shall not be entitled to exercise such Warrant. Notwithstanding anything to the contrary in this Agreement, under no circumstances will the Company be required to net cash settle the exercise of the Warrants. Warrants may not be exercised by, or shares of Common Stock underlying the Warrants issued to, any registered holder in any jurisdictions in which such exercise or issuance would be unlawful. For the avoidance of doubt, as a result of this Section 3.3.3, any or all of the Warrants may expire unexercised. In no event shall the registered holder of a Warrant be entitled to receive any monetary damages if the shares of Common Stock underlying the Warrants have not been registered by the Company pursuant to an effective registration statement or if a current prospectus is not on file with the Commission, provided the Company has fulfilled its obligation to use its best efforts to effect such registration and ensure a current prospectus is on file with the Commission. .

            3.3.4    Valid Issuance.    All shares of Common Stock issued upon the proper exercise of a Warrant in conformity with this Agreement shall be validly issued, fully paid and nonassessable.

            3.3.5    Date of Issuance.    Each person or entity in whose name any such certificate for shares of Common Stock is issued shall, for all purposes, be deemed to have become the holder of record of such shares on the date on which the Warrant was surrendered and payment of the Warrant Price was made, irrespective of the date of delivery of such certificate, except that, if the date of such surrender and payment is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the stock transfer books are open.

        4.    Adjustments.

          4.1    Stock Dividends—Split-Ups.    If, after the date hereof, and subject to the provisions of Section 4.6 below, the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock, or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be increased in proportion to such increase in outstanding shares of Common Stock.

          4.2    Extraordinary Dividends.    If the Company, at any time during the Exercise Period, shall pay a dividend or make a distribution in cash, securities or other assets to the holders of Common Stock (or other shares of the Company's capital stock into which the Warrants are convertible), other than (i) as described in Sections 4.1, 4.3 or 4.5, (ii) regular quarterly or other periodic dividends, (iii) in connection with the conversion rights of the holders of Common Stock upon consummation of the Company's initial Business Combination or (iv) in connection with the Company's liquidation and the distribution of its assets upon its failure to consummate a Business Combination (any such non-excluded event being referred to herein as an "Extraordinary Dividend"), then the Warrant Price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and/or the fair market value (as determined by the Company's Board of Directors, in good faith) of any securities or other assets paid on each share of Common Stock in respect of such Extraordinary Dividend.

          4.3    Aggregation of Shares.    If after the date hereof, and subject to the provisions of Section 4.6, the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

          4.4    Adjustments in Exercise Price.    Whenever the number of shares of Common Stock purchasable upon the exercise of the Warrants is adjusted, as provided in Sections 4.1, 4.2 and 4.3 above, the Warrant Price shall be adjusted (to the nearest cent) by multiplying such Warrant Price, immediately prior to such adjustment, by a fraction, (i) the numerator of which shall be the number of shares of Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (ii) the denominator of which shall be the number of shares of Common Stock so purchasable immediately thereafter.

          4.5    Replacement of Securities upon Reorganization, etc.    In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than a change covered by Sections 4.1, 4.2 or 4.3 hereof or one that solely affects the par value of such shares of Common Stock), or, in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of Common Stock), or, in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety, in connection with which the Company is dissolved, the Warrant holders shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the Warrant holder would have received if such Warrant holder had exercised his, her or its Warrant(s) immediately prior to such event; and if any reclassification also results in a change in shares of Common Stock covered by Sections 4.1, 4.2 or 4.3, then such adjustment shall be made pursuant to Sections 4.1, 4.2, 4.3, 4.4 and this Section 4.5. The provisions of this Section 4.5 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers.

          4.6    Notices of Changes in Warrant.    Upon every adjustment of the Warrant Price or the number of shares issuable upon exercise of a Warrant, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Sections 4.1, 4.2, 4.3, 4.4 or 4.5 the Company shall give written notice to each Warrant holder, at the last address set forth for such holder in the Warrant Register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

          4.7    No Fractional Shares.    Notwithstanding any provision contained in this Agreement to the contrary, the Company shall not issue fractional shares upon exercise of Warrants. If, by reason of any adjustment made pursuant to this Section 4, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round up to the nearest whole number the number of the shares of Common Stock to be issued to the Warrant holder.

          4.8    Form of Warrant.    The form of Warrant need not be changed because of any adjustment pursuant to this Section 4, and Warrants issued after such adjustment may state the same Warrant Price and the same number of shares as is stated in the Warrants initially issued pursuant to this Agreement. However, the Company may, at any time, in its sole discretion, make any change in the form of Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.

        5.    Transfer and Exchange of Warrants.

          5.1    Transfer of Warrants.    Prior to the Detachment Date, the Public Warrants may be transferred or exchanged only together with the Unit in which such Warrant is included, and only for the purpose of effecting, or in conjunction with, a transfer or exchange of such Unit. Furthermore, each transfer of a Public Unit on the register relating to such Units shall operate also to transfer the Warrants included in such Unit. From and after the Detachment Date this Section 5.1 will have no further force and effect.

          5.2    Registration of Transfer.    The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant into the Warrant Register, upon surrender of such Warrant for transfer, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, a new Warrant representing an equal aggregate number of Warrants shall be issued and the old Warrant shall be cancelled by the Warrant Agent. The Warrants so cancelled shall be delivered by the Warrant Agent to the Company from time to time upon the Company's request.

          5.3    Procedure for Surrender of Warrants.    Warrants may be surrendered to the Warrant Agent, together with a written request for exchange or transfer, and, thereupon, the Warrant Agent shall issue in exchange therefor one or more new Warrants as requested by the registered holder of the Warrants so surrendered, representing an equal aggregate number of Warrants; provided, however, that in the event a Warrant surrendered for transfer bears a restrictive legend, the Warrant Agent shall not cancel such Warrant and shall issue new Warrants in exchange therefor until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Warrants must also bear a restrictive legend.

          5.3    Fractional Warrants.    The Warrant Agent shall not be required to effect any registration of transfer or exchange which will result in the issuance of a warrant certificate for a fraction of a warrant.

          5.4    Service Charges.    No service charge shall be made for any exchange or registration of transfer of Warrants.

          5.5    Warrant Execution and Countersignature.    The Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Agreement, the Warrants required to be issued pursuant to the provisions of this Section 5, and the Company, whenever required by the Warrant Agent, will supply the Warrant Agent with Warrants duly executed on behalf of the Company for such purpose.

          5.6    Private Warrants.    The Private Warrants may not be sold, transferred, pledged, hypothecated or assigned until the date which is one (1) year following the consummation of a Business Combination and are subject to the terms and conditions of the Escrow Agreement.

        6.    Redemption.

          6.1    Redemption.    Subject to Sections 6.4 and 6.5 hereof, not less than all of the outstanding Warrants may be redeemed, at the option of the Company, at any time after they become exercisable and prior to their expiration, at the office of the Warrant Agent, upon the notice referred to in Section 6.2 hereof, at a redemption price of $.01 per Warrant (the "Redemption Price"), provided that (i) the last sales price of the Common Stock has been equal to or greater than $11.50 per share (the "Trigger Price") on any of the twenty (20) trading days within any thirty (30) trading day period ending on the third business day prior to the date on which notice of redemption is given and (ii) the Public Warrants and the Representative's Warrants and the shares of Common Stock underlying such Warrants are covered by an effective registration statement and a current prospectus from the beginning of the measurement period through the date fixed for redemption. The provisions of this Section 6.1 may not be modified, amended or deleted without the prior written consent of the Representative.

          6.2    Date Fixed for, and Notice of, Redemption.    In the event the Company shall elect to redeem all of the Warrants, the Company shall fix a date for the redemption (the "Redemption Date"), which shall be prior to the expiration of the Warrants. Notice of redemption shall be mailed by first class mail, postage prepaid, by the Company not less than thirty (30) days prior to the date fixed for redemption to the registered holders of the Warrants to be redeemed at their last addresses as they shall appear on the Warrant Register. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given on the date sent, whether or not the registered holder received such notice. In the event of any adjustment to the Warrant Price or the number of shares of Common Stock issuable on exercise of each Warrant as provided in Section 4, a proportional adjustment shall be made to the Trigger Price.

          6.3    Exercise After Notice of Redemption.    The Warrants may be exercised in accordance with Section 3 of this Warrant Agreement at any time after notice of redemption shall have been given by the Company pursuant to Section 6.2 hereof and prior to the time and date fixed for redemption. On and after the redemption date, the record holder of the Warrants shall have no further rights except to receive, upon surrender of the Warrants, the Redemption Price.

          6.4    Outstanding Warrants Only.    The Company understands that the redemption rights provided for by this Section 6 apply only to outstanding Warrants. To the extent a person holds rights to purchase Warrants, such purchase rights shall not be extinguished by redemption. However, once such purchase rights are exercised, the Company may redeem the Warrants issued upon such exercise, provided that the criteria for redemption are met. The provisions of this Section 6.4 may not be modified, amended or deleted without the prior written consent of the Representative.

          6.5    Exclusion of Private Warrants.    Notwithstanding anything to the contrary in this Warrant Agreement, the Private Warrants shall not be subject to redemption.

          6.6    No Other Rights to Cash Payment.    Except for a redemption in accordance with this Section 6, no holder of any Warrant shall be entitled to any cash payment whatsoever from the Company in connection with the ownership, exercise or surrender of any Warrant under this Agreement, regardless of whether a registration statement is current under the Act with respect to the Common Stock issuable upon exercise of the Warrants.

        7.    Other Provisions Relating to Rights of Holders of Warrants.

          7.1    No Rights as Stockholder.    A Warrant does not entitle the registered holder thereof to any of the rights of a stockholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of the Company or any other matter.

          7.2    Lost, Stolen, Mutilated, or Destroyed Warrants.    If any Warrant is lost, stolen, mutilated or destroyed, the Company and the Warrant Agent may, on such terms as to indemnity or otherwise as they may in their discretion impose (which terms shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor and date as the Warrant so lost, stolen, mutilated or destroyed. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated or destroyed Warrant shall be at any time enforceable by anyone.

          7.3    Reservation of Common Stock.    The Company shall at all times reserve and keep available a number of its authorized but unissued shares of Common Stock that will be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Agreement.

          7.4    Registration of Common Stock.    The Company agrees that, prior to the commencement of the Exercise Period, it shall file with the Commission a post-effective amendment to the Registration Statement, or a new registration statement, for the registration under the Act of, and it shall take such action as is necessary to qualify for sale in those states in which the Public Warrants and the Representative's Warrants were initially offered by the Company, the Common Stock issuable upon exercise of the Public Warrants and the Representative's Warrants. In either case, the Company will use its best efforts to cause the same to become effective on or prior to the commencement of the Exercise Period, to maintain the effectiveness of such registration statement and to ensure that a current prospectus is on file with the Commission until the expiration or redemption of the Warrants in accordance with the provisions of this Agreement; provided, however, that the Company shall not be obligated to deliver shares of Common Stock issuable upon exercise of the Warrants, and shall not have penalties nor be liable to the Warrant holder for failure to deliver shares, if a registration statement is not effective or a current prospectus is not on file with the Commission at the time of exercise of the Warrant by a holder. In addition, the Company agrees to use its reasonable efforts to register such securities under the blue sky laws of the states of residence of the exercising warrant holders to the extent an exemption is not available. The provisions of this Section 7.4 may not be modified, amended or deleted without the prior written consent of the Representative.

          7.5    Delivery of Prospectus or Notice.    Upon the exercise of any Warrant, if the Company requests, the Warrant Agent shall deliver to the holder of such Warrant, prior to or concurrently with the delivery of the shares of Common Stock issuable upon such exercise, in accordance with the Company's request, either (i) a prospectus relating to the shares of Common Stock deliverable upon exercise of the Warrants and complying in all material respects with the Act or (ii) the notice referred to in Rule 173 under the Act.

        8.    Concerning the Warrant Agent and Other Matters.

          8.1    Payment of Taxes.    The Company will, from time to time, promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of shares of Common Stock upon the exercise of Warrants, but the Company shall not be obligated to pay any transfer taxes in respect of the Warrants or such shares.

          8.2    Resignation, Consolidation, or Merger of Warrant Agent.

            8.2.1    Appointment of Successor Warrant Agent.    The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days' notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint, in writing, a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of thirty (30) days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of the Warrant (who shall, with such notice, submit his, her or its Warrant for inspection by the Company), then the holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a corporation organized and existing under the laws of the State of New York, in good standing and have its principal office in the Borough of Manhattan, City and State of New York, and be authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authorities. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but, if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and, upon request of any successor Warrant Agent, the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties and obligations.

            8.2.2    Notice of Successor Warrant Agent.    In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the transfer agent for the Common Stock not later than the effective date of any such appointment.

            8.2.3    Merger or Consolidation of Warrant Agent.    Any corporation into which the Warrant Agent may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Agreement without any further act on the part of the Company or the Warrant Agent.

          8.3    Fees and Expenses of Warrant Agent.

            8.3.1    Remuneration.    The Company agrees to pay the Warrant Agent reasonable remuneration for its services as Warrant Agent hereunder as set forth on Exhibit B hereto and will reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder.

            8.3.2    Further Assurances.    The Company agrees to perform, execute, acknowledge and deliver, or cause to be performed, executed, acknowledged and delivered, all such further and other acts, instruments and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.

          8.4    Liability of Warrant Agent.

            8.4.1    Reliance on Company Statement.    Whenever, in the performance of its duties under this Warrant Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the Chief Executive Officer, Chairman of the Board of Directors or President of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.

            8.4.2    Indemnity.    The Warrant Agent shall be liable hereunder only for its own negligence, willful misconduct or bad faith. The Company agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Warrant Agreement, except as a result of the Warrant Agent's negligence, willful misconduct or bad faith.

            8.4.3    Exclusions.    The Warrant Agent shall have no responsibility with respect to the validity of this Warrant Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant; nor shall it be responsible to make any adjustments required under the provisions of Section 4 hereof or responsible for the manner, method or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it, by any act hereunder, be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common Stock to be issued pursuant to this Agreement or any Warrant or as to whether any shares of Common Stock will when issued be valid and fully paid and nonassessable.

          8.5    Acceptance of Agency.    The Warrant Agent hereby accepts the agency established by this Warrant Agreement and agrees to perform the same upon the terms and conditions herein set forth and, among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently account for, and pay to the Company, all moneys received by the Warrant Agent for the purchase of shares of the Company's Common Stock through the exercise of Warrants.

          8.6    Waiver.    The Warrant Agent hereby waives any and all right, title, interest or claim of any kind ("Claim") in or to any distribution of the Trust Account (as defined in that certain Investment Management Trust Agreement, dated as of the date hereof, by and between VES and the Warrant Agent as trustee thereunder), and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever.

        9.    Miscellaneous Provisions.

          9.1    Successors.    All the covenants and provisions of this Warrant Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

          9.2    Notices.    Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent express mail or similar overnight courier service, by certified mail (return receipt requested), by hand delivery or by facsimile transmission:

If to the Company, to:

      Vantage Drilling Company
      c/o Vantage Energy Services, Inc.
      777 Post Oak Blvd., Suite 610
      Houston, Texas 77056
      Attn: Paul A. Bragg, Chief Executive Officer

If to the Warrant Agent, to:

      Continental Stock Transfer & Trust Company
      17 Battery Place
      New York, New York 10004
      Attn: Compliance Department

    with a copy in each case to:

      Ellenoff Grossman & Schole LLP
      370 Lexington Avenue, 19th Floor
      New York, New York 10017
      Attn: Douglas S. Ellenoff, Esq.

    and

      Maples and Calder
      c/o M&C Corporate Services Limited
      PO Box 309GT, Ugland House
      South Church Street, George Town
      Grand Cayman, Cayman Islands
      Attn:            Matthew Gardner, Esq.

    and

      Skadden, Arps, Slate, Meagher & Flom LLP
      300 South Grand Avenue, Suite 3400
      Los Angeles, California 90071
      Attn: Gregg A. Noel, Esq.

    and

      Deutsche Bank Securities Inc.
      60 Wall Street, 4th Floor
      New York, New York 10005
      Attention: Syndicate Manager

Any notice, sent pursuant to this Agreement shall be effective, if delivered by hand, upon receipt thereof by the party to whom it is addressed, if sent by overnight courier, on the next business day of the delivery to the courier, and if sent by registered or certified mail on the third day after registration or certification thereof.

          9.3    Applicable Law.    The validity, interpretation, and performance of this Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to the conflict of laws principles thereof. The Company and the Warrant Agent each hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company and the Warrant Agent each hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Any such process or summons to be served upon the Company or the Warrant Agent may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 9.2 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the Company or the Warrant Agent in any action, proceeding or claim.

          9.4    Persons Having Rights under this Warrant Agreement.    Nothing in this Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or corporation, other than the parties hereto and the registered holders of the Warrants and, for the purposes of Sections 6.1, 6.4, 7.4, 9.2 and 9.8 hereof, the Representative, any right, remedy or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise or agreement hereof. the Representative shall be deemed to be a third-party beneficiary of this Agreement with respect to Sections 6.1, 6.4, 7.4, 9.2 and 9.8 hereof. All covenants, conditions, stipulations, promises and agreements contained in this

  Warrant Agreement shall be for the sole and exclusive benefit of the parties hereto (and the Representative, with respect to the Sections 6.1, 6.4, 7.4, 9.2 and 9.8 hereof) and their successors and assigns and of the registered holders of the Warrants.

          9.5    Examination of the Agreement.    A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the Borough of Manhattan, City and State of New York, for inspection by the registered holder of any Warrant. The Warrant Agent may require any such holder to submit his, her or its Warrant for inspection.

          9.6    Counterparts; Facsimile Signatures.    This Agreement may be executed in any number of counterparts, and each of such counterparts shall, for all purposes, be deemed to be an original, and all such counterparts shall together constitute one and the same instrument. Facsimile signatures shall constitute original signatures for all purposes of this Warrant Agreement. Facsimile signatures shall constitute original signatures for all purposes of this Agreement.

        9.7    Effect of Headings.    The section headings herein are for convenience only and are not part of this Warrant Agreement and shall not affect the interpretation thereof.

        9.8    Amendments.    This Agreement may be amended by the parties hereto without the consent of any registered holder for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under this Warrant Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the registered holders. All other modifications or amendments, including any amendment to increase the Warrant Price or shorten the Exercise Period, shall require the written consent of each of the Representative and the registered holders of a majority of the then outstanding Warrants. Notwithstanding the foregoing, the Company may lower the Warrant Price or extend the duration of the Exercise Period in accordance with Sections 3.1 and 3.2, respectively, without such consent.

        9.9    Severability.    This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

        IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

Attest	VANTAGE DRILLING COMPANY

	By:	Name: Paul A. Bragg Title: Director, Chief Executive Officer

Attest	CONTINENTAL STOCK TRANSFER & TRUST COMPANY

	By:	Name: Title:

EXHIBIT A

Form of Public Warrant

EXHIBIT B

Warrant Agent Fees

QuickLinks

  Exhibit 4.4
FORM OF WARRANT AGREEMENT
EXHIBIT A
EXHIBIT B